SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 9, 2001
Date of Report (Date of earliest event reported)

NZ Corporation

(Exact name of registrant as specified in its charter)

Arizona	0-497	43-0433090

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 North 44th Street, Suite 420

Phoenix, Arizona		85008

(Address of principal executive offices)		(Zip Code)

(602) 952-8836

(Registrant’s telephone number, including area code)

Item 5. Other Events.

     On July 9, 2001, NZ Corporation, an Arizona corporation (“NZ”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lipid Sciences, Inc., a Delaware corporation (“Lipid Sciences”), whereby Lipid Sciences will be merged with and into NZ. Lipid Sciences is a privately held medical technology company headquartered in Pleasanton, California. Under the terms of the Merger Agreement, NZ will issue approximately 15,935,000 common shares to the stockholders of Lipid Sciences, and change its name to Lipid Sciences, Inc. NZ shareholders at the time of the merger will receive a right that under certain circumstances entitles NZ shareholders to additional shares if the stock during the two years post merger does not trade at or above $12 per share over any period of 20 consecutive trading days, and the volume of shares traded during that 20-day period does not equal or exceed 1,500,000 shares.

     Lipid Sciences is a medical technology company with patented technology that has shown the ability to reverse atherosclerosis in animals. The technology has also shown the ability to inactivate lipid enveloped viruses, such as HIV, and Hepatitis B and C. Lipid Sciences expects to begin clinical trials testing the reversal of atherosclerosis in humans before year end. The clinical trials will be conducted in Australia.

     NZ is a real estate investor and owner, and short-term commercial real estate lender. Through its wholly owned subsidiary, Bridge Financial Corporation, NZ acts as a direct lender in providing time sensitive, short-term real estate loans in the southwestern states and California. As explained in previous press releases, NZ has been actively evaluating its assets as part of its corporate strategy to explore other opportunities.

     The Board of Directors of Lipid Sciences and the Special Committee of the NZ Board of Directors have unanimously approved the transaction, which is expected to be tax-free to the shareholders of both companies. The merger is subject to the approval of NZ and Lipid Sciences shareholders, and other customary closing conditions. Pursuant to a Stock Purchase Agreement executed in connection with the merger, NZ’s largest shareholder agreed to sell approximately 1.5 million shares of NZ stock to Lipid Sciences and granted Lipid Sciences a voting proxy to vote all of the shareholder’s stock, which represents approximately 43% of the outstanding stock of NZ, in favor of the merger. A copy of the Stock Purchase Agreement is filed as an exhibit to this report. Shareholders are instructed to review the filings which will be made with the Securities and Exchange Commission over the next few weeks for further details of the merger.

     A copy of the Merger Agreement is filed as an exhibit to this report. Reference is made to the Merger Agreement for a full statement of the terms and conditions of the merger.

     An additional discussion of the Merger Agreement and the merger is provided in the joint press release of NZ and Lipid dated July 10, 2001, which is filed as an exhibit to this report.

Item 7.      Financial Statements and Exhibits.

Exhibits.

2.1	Agreement and Plan of Merger, dated as of July 9, 2001, by and between NZ Corporation and Lipid Sciences,Inc.

99.1	Stock Purchase Agreement, dated as of July 9, 2001, by and between Sun NZ, L.L.C. and Lipid Sciences, Inc.

99.2	Joint press release of NZ and Lipid Sciences dated July 10, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NZ CORPORATION

Date: July 11, 2001

By : /s/ R. Randy Stolworthy R. Randy Stolworthy President and Chief Executive Officer

Exhibit Index

2.1	Agreement and Plan of Merger, dated as of July 9, 2001, by and between NZ Corporation and Lipid Sciences,Inc.

99.1	Stock Purchase Agreement, dated as of July 9, 2001, by and between Sun NZ, L.L.C. and Lipid Sciences, Inc.

99.2	Joint press release of NZ and Lipid Sciences dated July 10, 2001.